                                    SCHEDULE 13D


      CUSIP No.   413086109                           Page 12 of 21 Pages


                                                                  EXHIBIT F


                        NON-QUALIFIED STOCK OPTION AGREEMENT

                                    SCHEDULE 13D

CUSIP No. 413086109                                   Page 13 of 21 Pages



          HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

               NONQUALIFIED STOCK OPTION AGREEMENT

     THIS NONQUALIFIED STOCK OPTION AGREEMENT (the "Agreement") dated as of May 31, 1995, by and between HARMAN INTERNATIONAL
INDUSTRIES, INCORPORATED, a Delaware Corporation (the "Company"), and SIDNEY HARMAN (the "Optionee").
WITNESSETH:

     WHEREAS, the Optionee is an employee of the Company; and

     WHEREAS, the execution of a nonqualified stock option agreement in the form hereof has been duly authorized by a resolution of the Compensation and Option Committee (the "Committee") of the Board of Directors ("the Board") of the Company duly adopted on May 31, 1995 (the "Date of Grant") and ratified on July 12, 1995;

     NOW, THEREFORE, in consideration of these premises and the covenants and agreements set forth in this Agreement, the Company and the Optionee agree as follows:

     1. Grant of Option. Pursuant to the terms and conditions of the Harman International Industries, Incorporated 1992 Incentive Plan (the "Plan"), the Company hereby grants to the Optionee an option (the "Option") to purchase 50,000 shares (the "Option Shares") of the Company's Common Stock, par value $0.01 per share ("Common Stock"), at the price of $36.1250 per share, which is the closing price of the Common Stock on the Date of Grant (the "Exercise Price"), and agrees to cause certificates

                                    SCHEDULE 13D

CUSIP No. 413086109                                   Page 14 of 21 Pages

for the Option Shares purchased hereunder to be delivered to the Optionee upon full payment of the Exercise Price, subject to the applicable terms and conditions of the Plan and the terms and conditions set forth herein.

     2. Type of Option. This Option is intended to be a nonqualified stock option and shall not be treated as an "incentive stock option" within the meaning of that term under
Section 422 of the Internal Revenue Code of 1986, as amended.

     3. Vesting of Option. Unless and until terminated as hereinafter provided, the Option shall become exercisable immediately on the Date of Grant for so long as the Optionee remains in the continuous employ of the Company or a Subsidiary. For the purposes of this Agreement, the continuous employment of the Optionee with the Company or a Subsidiary shall not be deemed to have been interrupted, and the Optionee shall not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of (i) the transfer of the Optionee's employment among the Company and its Subsidiaries or (ii) a leave of absence approved by the Board.

     4. Manner of Exercise. (a) The Option may be exercised by the Optionee at any time, or from time to time, in whole or in part, during the term thereof, but only in multiples of fifty
(50) shares.

     (b) The Optionee shall exercise the Option by delivering a signed written notice to the Company, which notice shall specify the number of Option Shares to be purchased and be accompanied by

                                    SCHEDULE 13D

CUSIP No. 413086109                                   Page 15 of 21 Pages


payment in full of the Exercise Price for the number of Option
Shares specified for purchase.

     (c) The Exercise Price shall be payable (i) in cash or by check acceptable to the Company, (ii) by transfer to the Company of Common Stock that has been owned by the Optionee for more than six months prior to the date of exercise or (iii) by a combination of any of the foregoing methods of payment.

     5. Termination. (a) The Option shall terminate on the earliest of the following dates:

     (i) The date written notice is given by the Optionee or by the Company relating to Optionee's termination of employment for any reason other than death or permanent disability; provided, however, that the Committee may, in its sole discretion, determine it is in the best interests of the Company and allow Optionee up to 90 days from the date of termination to exercise the Option;

     (ii) One year after the death or permanent disability of the Optionee, if the Optionee dies or becomes permanently disabled while an employee of the Company or a Subsidiary or within the period of 90 days referred to in paragraph 5(a)(i) above;

     (iii)     Ten years after the Date of Grant.

     (b) In the event that the Optionee commits an act that the Board determines to have been intentionally committed and materially inimical to the interests of the Company, the Option shall terminate as of the time of the commission of that act, notwithstanding any other provision of this Agreement.

                                    SCHEDULE 13D

CUSIP No. 413086109                                   Page 16 of 21 Pages


     6. Share Certificates. All certificates evidencing Option Shares purchased pursuant hereto (and any certificates for Common Stock attributable to the shares acquired by exercise of the Option which, in the opinion of counsel for the Company, are subject to similar legal requirements) shall have endorsed thereon before issuance such legends as the Company's counsel may deem necessary or advisable. The Company and any transfer agent shall not be required to transfer any such shares unless and until the Company or its transfer agent shall have received from counsel to the Optionee, in a form satisfactory to the Company, an opinion that any such transfer will not be in violation of any applicable law or regulation. Optionee agrees not to sell, assign, pledge, or otherwise dispose of any shares without the Company first receiving such an opinion.

     7. Transfer. The Option may not be transferred except by will or the laws of descent and distribution and may not be exercised during the lifetime of the Optionee except by the Optionee or the Optionee's guardian or legal representative acting on behalf of the Optionee in a fiduciary capacity under state law and court supervision.

     8. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of this Agreement, the Option shall not be exercisable if the exercise would involve a violation of any such laws.

                                    SCHEDULE 13D

CUSIP No. 413086109                                   Page 17 of 21 Pages


     9. Adjustments. (a) The Committee may make such adjustments in the number and kind of shares of stock or other securities covered by this Agreement as the Committee may in good faith determine to be equitably required in order to prevent any dilution or expansion of the Optionee's rights under this Agreement that otherwise would result from any:

     (i) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company;

     (ii) merger, consolidation, spin-off, reorganization, partial or complete liquidation or issuance of rights or warrants to purchase securities of the Company; or

     (iii) other corporate transaction or event having an effect similar to any of the foregoing.

     (b) In the event that any transaction or event described or referred to in Section 8(a) above shall occur, the Committee may provide in substitution of any or all of the Grantee's rights under this Agreement such alternative consideration as the Committee may in good faith determine to be equitable under the circumstances.

     10. Fractional Shares. The Company shall not be required to issue any fractional share of Common Stock pursuant to the Option. The Board of Directors may provide for the elimination of fractions or for the settlement of fractions in cash.

     11. Withholding Taxes. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with the exercise of the Option, it shall be a condition of the

                                    SCHEDULE 13D

CUSIP No. 413086109                                   Page 18 of 21 Pages


exercise of the Option that Optionee pay to the Company the balance of such tax required to be withheld or make provisions that are satisfactory to the Company for the payment thereof.

     12.  Right to Terminate Employment.  No provision of this
Agreement shall limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the employment of the Optionee at any time.

     13. Definition of Subsidiary. For the purposes of this Agreement, the term "Subsidiary" means any corporation in which the Company directly or indirectly owns or controls more than 50 percent of the total combined voting power of all classes of stock issued by the corporation.

     14. Communications. All notices, demands and other communications required or permitted hereunder or designated to be given with respect to the rights or interests covered by the Agreement shall be deemed to have been properly given or delivered when delivered personally or sent by certified or registered mail, return receipt requested, U.S. mail or reputable overnight carrier with full postage prepaid and addressed to the parties as follows:

If to the Company, at:   1101 Pennsylvania Avenue, N.W.
     Suite 1010
     Washington, D.C. 20004
     Attention:  Chief Financial Officer

If to the Optionee: Optionee's address provided by Optionee on the last page hereof

     Either the Company or Optionee may change the above designated address by written notice to the other specifying such new address.

                                    SCHEDULE 13D

CUSIP No. 413086109                                   Page 19 of 21 Pages


     15. Interpretation. The interpretation and construction by the Board of Directors of the Agreement shall be final and conclusive. No member of the Board of Directors shall be liable for any such action or determination made in good faith.

     16. Amendment in Writing. In accordance with its terms, this Agreement may be amended, but only in a writing which specifically references this Section and is signed by each of the parties hereto.

     17. Integration. The Option is granted pursuant to the Plan, and this Agreement and the Option are subject to all of the terms and conditions of the Plan, a copy of which is available upon request and incorporated herein by reference. As such, this Agreement embodies the entire agreement and understanding of the parties hereto with respect to the Option, and supersedes any prior understandings or agreements, whether written or oral, with respect to the Option.

     18. Severance. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof and the remaining provisions hereof shall continue to be valid and fully enforceable.

     19. Governing Law. This agreement is made under, and shall be construed in accordance with, the laws of the District of Columbia.

     20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and

                                    SCHEDULE 13D

CUSIP No. 413086109                                   Page 20 of 21 Pages


all of which together shall constitute one and the same instrument.

              [SIGNATURE PAGE APPEARS ON NEXT PAGE]

                                    SCHEDULE 13D

CUSIP No. 413086109                                   Page 21 of 21 Pages


IN WITNESS WHEREOF, this Agreement is executed by the Company on the day and year first above written.

     HARMAN INTERNATIONAL INDUSTRIES,
     INCORPORATED

     By:    /s/ Bernard A. Girod
            ----------------------
            Name: Bernard A. Girod
            Title: President

     The undersigned Optionee hereby acknowledges receipt of an executed original of this Nonqualified Stock Option Agreement and accepts the Option subject to the applicable terms and conditions of the Plan and the terms and conditions hereinabove set forth.



                              /s/ Sidney Harman
                              -----------------
                              Sidney Harman


OPTIONEE:  Please complete/update the following information.

Name:

SIDNEY HARMAN

Home Address:

63 Crest Road
Rolling Hills, CA  90274

Social Security Number: ###-##-####

Date of Hire:

Company or Division:  HIII - Corporate